INDEPENDENT CONTRACTOR AGREEMENT

This independent contractor agreement (the “Agreement”) is dated as of March 1st, 2007, and is between BANYAN CORPORATION its subsidiaries and affiliated companies, (collectively referred to as the “Company”), and WILLOWBROOK CONSULTING LTD., an Alberta Corporation (the “Independent Contractor”).

The Independent Contractor and its executives have significant knowledge of the Company’s businesses and the industries in which they operate. The Company desires to engage the Independent Contractor to use its knowledge and experience for strategic planning, operations and advice for the benefit of the Company, on the terms set forth in this Agreement.

The parties therefore agree as follows:

1.	Engagement.

1.1.	Company hereby engages the Independent Contractor to perform, as an independent contractor, the duties set forth in this Agreement. The Independent Contractor hereby accepts such engagement.

2.	Term.

2.1.

The Term of this Agreement is for a period of two years, commencing on the date first written above. Unless sooner terminated in accordance with the terms of this Agreement, the initial term of engagement under this Agreement commences on the date of this Agreement and continues until the second anniversary of the date of this Agreement (the "Engagement Period"). The Engagement Period will be extended automatically for three additional two year terms. Each extension is included in the definition of “Engagement Period.”

3.	Duties.

3.1.

During the Engagement Period, the Independent Contractor is engaged as consultant to assist the Company in its strategic planning as well as operations. The Independent Contractor will devote such time and attention to the benefit of the Company as the Independent Contractor and the Company mutually agree is sufficient to provide the Company with strategic advice and operational assistance in all of the Company’s various endeavors for the Company’s benefit and to otherwise provide growth strategies to help maximize the Company’s profits. The Company is under no obligation to adopt any of the Independent Contractors recommendations and may reject them in its sole discretion.

4.	Compensation.

4.1.

During the Engagement Period, as the Independent Contractor’s compensation, Company or its individual subsidiaries, as the case may be, will pay the Independent Contractor the following types of compensation:

	a.	Consulting Fee. Company and its subsidiaries will pay the Independent Contractor a collective consulting fee of CAD$12,000 per month (the "Consulting Fee") paid in installments on the 15th and final day of each month. The parties hereby agree to have an annual review of this monthly fee and adjust as agreed, failing which the matter will be sent to arbitration.

Bonus.

b.

Bonus: Company will pay the Independent Contractor a monthly bonus. The bonus is equal to 10% of the pre-tax profits of all the Premier Companies (defined below). It is payable monthly based on profits in each prior month. The first month for which the bonus is due is April, 2007, based on profits for March, 2007. Pre-tax profits are to be determined based on cash basis accounting using the regular bookkeeping methods and QuickBooks software in effect for the Premier Companies immediately before February 10, 2006. The Premier Companies means the following companies: Premier Medical Group, Inc., Premier Imaging, LLC, Premier Health Services, LLC, Premier Professional Services, LLC, Premier SD, LLC, Premier Atlas Services, LLC, Premier Integra Services, LLC, Virtual Medical Systems, LLC, Premier National, LLC, Century Neurological, Inc., and any other company affiliated with any of the above companies that has been or may be formed, that primarily provides either mobile diagnostic testing services similar to any of the above companies, or that provides proprietary machines or proprietary services to permit health care practitioners to conduct their own on-site diagnostic services. The Independent Contractor hereby acknowledges that there are other similar bonuses to be paid to Cory Gelmon, Michael Gelmon and Brad Goldstein (the “Bonused Parties”) pursuant to various other agreements, and the Independent Contractor agrees that all such bonuses payable shall only be payable at such time as Banyan and Premier can reasonably afford to pay these bonuses, and all bonuses to Wilmot and the Bonused Parties shall occur concurrently with each other, pari passu.

	c.	Stock Options. Stock options in Banyan Corporation (“Banyan”), the owner of the Company, as determined by the Banyan Board of Directors, from time to time.

4.2.	Company Benefits.

a.

Cell Phone. Company will provide the Independent Contractor with a cell phone and cell service throughout the Engagement Period. After the Engagement Period the Independent Contractor is entitled to retain the phone and phone number.

b.

Travel and Other Expenses. The Company will reimburse the Independent Contractor for all traveling and other expenses actually and reasonably incurred by it in connection with its duties hereunder and for all such expenses upon request he shall furnish statements, vouchers or other reasonable substantiation for same to the Company.

5.	Confidentiality

a.

The Independent Contractor acknowledges that in consideration of his engagement with the Company, the Independent Contractor will acquire knowledge and/or information about certain matters and things which are confidential to the Company and its affiliates, whether in the course of or incidental to the Independent Contractor’s duties hereunder, and which knowledge or information is the exclusive property of the Company and/or its affiliates.

b.

The Independent Contractor acknowledges that such knowledge and/or information could be used to the detriment of the Company and its affiliates. Accordingly, the Independent Contractor hereby agrees to treat, in strictest confidence, all such knowledge and/or information and agrees not to disclose or authorize disclosure of, same to any third party either during or after the term of this Agreement, other than as required in the ordinary course of business or by law.

c.

The Independent Contractor agrees that all of the Company’s records, files, drawings, tapes, documents, tools, equipment (except the Independent Contractor’s cell phone) and the like relating to the business, work or investigations of the Company and its affiliates, and prepared, used or possessed by the Independent Contractor, or under the Independent Contractor’s control, during the term of this Agreement shall be and remain the sole and exclusive property of the Company and its affiliates, as the case may be.

d.

Upon the termination of this Agreement, the Independent Contractor agrees to deliver within 30 days to the Company and/or its affiliates, all such records, files, drawings, tapes, documents, plans, tools and equipment.

	e.	The Independent Contractor represents that he has no agreement with or obligation to others in conflict with his obligations under this Agreement.

f.

Without limitation, confidential information does not include information that is at any time: (i) developed independently by the Independent Contractor (after he is no longer an independent contractor of the Company) or any third party, without using the Company’s confidential information; (ii) furnished by the Company (other than by or at the direction of the Independent Contractor) to a third party without similar restrictions on the third party; (iii) approved for disclosure by the Company’s written authorization (other than by or at the direction of the Independent Contractor); or (iv) available in the public domain or generally known in the health care industry other than as a result of the Independent Contractor’s breach of an obligation of confidentiality to the Company.

g.

Notwithstanding the foregoing requirements of this Section, the Independent Contractor may disclose confidential information, without being in breach of this Agreement, for the following purposes: (i) disclosure to the Independent Contractor’s legal or other professional advisors, but only to the extent reasonably necessary for the Independent Contractor to perform, exercise or evaluate any of his rights, obligations or remedies hereunder, and further provided that they are directed to keep such information confidential; or (ii) to the extent required by applicable law, or pursuant to any litigation, arbitration or administrative proceeding, in either case in which the failure to so disclose may subject the Independent Contractor to sanction, loss of rights, penalty, or other adverse consequences.

6.	Termination.

a.

Termination for Illness or by Notice. In the event that the Independent Contractor’s designated employees, as approved by the Company, providing services hereunder are prevented by ill health from performing their duties hereunder for three (3) consecutive months in any calendar year, the Independent Contractor, with the approval of the Company may designate other qualified personnel who meet the approval of the Company, or the Company, in its reasonable discretion, may elect to terminate this Agreement.

	b.	Termination for Just Cause.

i. The Company shall have the right to terminate the engagement of the Independent Contractor immediately at any time within 60 days of the applicable terminate event below, if at any time during the Engagement Period the Independent Contractor shall:

a.	be guilty of any fraud or dishonest or serious misconduct in circumstances that would make it unsuitable to act as an independent contractor of the Company;

b.	commit any serious breach or non-observance of the conditions of this Agreement that the Independent Contractor fails to cure within 15 days of written request from Banyan; or

c.	any conduct that materially impugns the reputation of the Company.

ii. If the engagement of the Independent Contractor or any of its key personnel becomes impractical by reason of their conviction of any criminal offence the Company may terminate the engagement of the

Independent Contractor upon written notice to the Independent Contractor, such notice not being less than 14 days. iii. Provided that any failure by the Company to exercise its option to terminate this Agreement pursuant to this subparagraph shall not be deemed to be a waiver of, or prevent the Company from exercising such option at any reasonable subsequent time as it is entitled for any subsequent breaches.
iv. If the Company terminates the Independent Contractor without just cause as defined in this Agreement, or fails to extend the term of the Agreement as required in accordance with this Agreement, as severance pay, the Company must pay the Independent Contractor a lump sum payment equal to two years of Consulting Fees and bonuses, in addition to all other amounts the Company then owes to the Independent Contractor.
v. In the event there is a change of control of the Company, the Independent Contractor can, at its sole discretion, within 30 days of the date of the change of control, terminate this agreement on 60 days written notice and be entitled to a payout of two years of Consulting Fees and bonuses.

c.	Termination by the Independent Contractor.

The Independent Contractor shall have the right to terminate this Agreement forthwith upon the occurrence of any one or more of the following events:

i.	If the Company becomes insolvent or adjudicated bankrupt;

ii.	Upon commencement of proceedings for the dissolution of the Company; or

iii.

Any breach or non-observance of the terms or conditions of this agreement or any other agreement between the Independent Contractor, on the one hand, and the Company, or any of their respective affiliates, on the other hand, that is either not curable or is not cured within 30 days of request.

iv.	At its sole discretion, upon sixty (60) days written notice to the Company.

7.	The Independent Contractor Status

7.1.

This Agreement does not create a fiduciary relationship between the parties. The Independent Contractor is an independent contractor, and nothing in this Agreement is intended to designate either party joint venturer or partner of the other for any purpose.

8.	General Provisions.

8.1.	Binding Effect. All of the terms and provisions of this Agreement—whether so expressed or not—are binding upon, inure to the benefit of, and are enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

8.2.

Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Calgary, Canada, and that, therefore, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the Province of Alberta; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in Province of Alberta.

8.3.

Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

Willowbrook Consulting Ltd.
7 Snowberry Gate
Calgary, Alberta T3Z 3C2

Banyan Corporation
505 Elbow Drive SW, Suite 270
Calgary, AB T2S 2T6, Canada

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telefax or other telecommunication method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

8.4.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of execution by telecopy facsimile signature page shall be binding upon any party so telecopying.

8.5.	Survival. All payment obligations that accrue during the Engagement Period (including any right of the Independent Contractor to a bonus and damages for any breach), and the terms of Section 5 hereof continue in full force and effect subsequent to and notwithstanding the Agreement's expiration or termination and until they are satisfied or by their nature expire.

8.6.

Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a written document signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

8.7.

Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

8.8.

Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations if any made by and between the parties. No representations, inducements, promises or agreements, oral or otherwise, if any, not embodied herein shall be of any force and effect.

8.9.

Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Province of Alberta, Canada without regard to principles of conflicts of laws.

8.10.

Indemnity. The Company hereby indemnifies the Independent Contractor, and all of its employees, for all items that arise in discharging its duties and activities as called for pursuant to the terms of this Agreement or as called for in the ordinary course of business of the Company or its subsidiaries. The Company agrees that it is and shall be liable for, and does hereby indemnify and save the Independent Contractor of, from and against any and all liabilities, losses, costs, damages, solicitor's or attorneys fees and disbursements "on a solicitor and his own client basis" with right of full indemnity, claims, causes of action, actions, obligations, suits, proceedings, fines, penalties and expenses of whatever kind or nature (including direct losses, costs, fees, disbursements, damages and expenses of the Independent Contractor), which the Independent Contractor may suffer, sustain, incur, pay or be liable for, arising out of, relating to in consequence of or in any way connected to this Agreement or in the discharge of its duties for the Company or any of its subsidiaries.

The undersigned are entering this Agreement on the date stated in the first paragraph of this Agreement.

BANYAN CORPORATION	WILLOWBROOK CONSULTING
LTD.

Per: _________________________________	Per: ______________________________